Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Village Farms International, Inc. (the “Company”), a corporation incorporated under the Canada Business Corporation Act, and Michael A. DeGiglio (the “Executive”) effective August 15, 2024 (the “Effective Date”). The Company and the Executive are referred to herein collectively as “Parties” and individually as “Party.”

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company, Village Farms Canada Limited Partnership (“VFCLP”), Village Farms, L.P. (“VFLP”), and VF Clean Energy, Inc. (“VFCE” and together with the Company, VFCLP and VFLP, the “Village Farms Group”); and

WHEREAS, the Executive and VFLP are parties to that certain Executive Employment Agreement, dated as of July 13, 2020 (the “Prior Agreement”), the term of which expired as of July 12, 2023: and

WHEREAS, the Company and the Executive desire to enter into this Agreement to govern the terms and conditions of Executive’s employment with the Village Farms Group effective from the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Executive agree as follows:

SECTION 1.
Employment Duties

For the Term (as described below), the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, to render service as President and Chief Executive Officer of the Company and the other respective members of the Village Farms Group, with such powers, duties and responsibilities customary to the positions of President and Chief Executive Officer as from time to time may be assigned to the Executive consistent with such positions. In addition, the Executive shall be required to serve as a member of the board of directors of the Company (the “Board”), if nominated and appointed by the Company’s stockholders and any other boards of directors or governing bodies of the Village Farms Group and other affiliates. The Executive agrees to devote substantially all of his business time to the business affairs of the Village Farms Group as directed by the Board and to perform all duties and fulfill all responsibilities incident to his employment in a manner reasonably expected of senior executives in similar positions, except the Executive may devote a reasonable portion of his business time to projects and businesses outside the Village Farms Group, provided each such project and/or business has been approved in writing by the independent members of the Board. The foregoing shall not be construed to prohibit the Executive from sitting on boards of directors of companies that are not engaged in a Competitive Business (as defined below), engaging in charitable activities and satisfying military obligations.

Executive acknowledges that Executive has a duty of loyalty to the Company and that Executive must discharge duties under this Agreement in good faith. The Executive, accordingly, agrees to perform Executive’s obligations herein loyally and in good faith.

SECTION 2.
Term

Unless sooner terminated as provided in Section 4, the Executive’s term of employment under this Agreement shall run for a period of three (3) years, plus one month, from the Effective Date to August 15, 2027 (the “Initial Term”); provided that, the Executive’s term of employment under this Agreement will automatically be extended for one (1) additional year commencing on August 16, 2027 and on each anniversary thereafter (each a “Renewal Term”), unless terminated earlier under Section 4 or unless the Company gives written notice of non-renewal to the Executive at least ninety (90) days before the expiration of the Initial Term or then-current Renewal Term, as applicable. The Initial Term and any Renewal Terms are referred to collectively as the “Term.” A termination of the Executive’s employment due to notice of non-renewal of the Term by the Company shall be treated as termination “Without Cause” under Section 4(d) and the Executive shall receive the applicable payments and benefits set forth in Section 4(g).

SECTION 3.
Compensation and Benefits

For all services to be rendered by the Executive in any capacity during the Term, including, without limitation, services for the Village Farms Group, the Company and/or another member of the Village Farms Group will pay and provide to Executive, the following:

a)
Salary. An initial salary at a rate of $1,022,880 per year, to be reviewed annually and subject to such increases but not decreases and the granting of such other compensation, if any, as the Board, in its discretion, may approve (the “Base Salary”); provided, however, that the Base Salary was increased by four percent (4%), and will be paid retroactive to May 15, 2024. Salary payments shall be made to the Executive in a manner consistent with the payroll policies of the paying entity.

b)
Auto Allowance. The Executive will be paid a monthly auto allowance in the amount of $2,000.

c)
Share-Based Compensation Plan. The Executive shall be eligible to participate in the Company’s Share-based Compensation Plan dated January 1, 2010 (also referred to as the Company’s “LTIP” plan) or any similar long-term incentive plans implemented during the Term. The Compensation Committee will vest any unvested options if the Executive is Terminated by the Company Without Cause or for Good Reason by the Executive per Section 4 of this Agreement.

d)
Short Term Incentive Plan. The Executive shall be eligible to earn an annual short term incentive performance bonus (the “STIP Bonus”) for each year of the Term in addition to the Executive’s Base Salary, based on such performance goals and objectives as the Compensation and Corporate Governance Committee of the Board (the “Compensation Committee”) shall establish within ninety (90) days following the commencement of such year. The Compensation Committee will determine the extent to which an annual bonus is paid based on achievement of such performance goals or objectives, with the maximum bonus being 100% of the Executive’s Base Salary; 50% of which will be based on quantitative goals and 50% of which will be based on qualitative goals. Except as provided by Section 4(g), to be eligible to receive an STIP Bonus, the Executive must be employed on the date such STIP Bonus is paid.

e)
Long Term Incentive Plan. During the Term, the Executive shall be eligible to earn long-term incentive performance bonuses (each a “LTIP Bonus”) based on such performance goals and objectives as the Compensation Committee shall establish. The maximum amount of each LTIP Bonus, which shall be payable by the grant of stock options, will be 100% of the Executive’s Base Salary for the year in which the LTIP Bonus is granted (the number of shares subject to the option to be equal to the dollar amount of the LTIP Bonus divided by the applicable exercise price on the date of the grant). Such stock options shall be granted under the Company’s Share-based Compensation Plan (or successor plan) on the date that the Compensation Committee determines the amount, if any, of the LTIP Bonus earned. Each such grant shall provide for vesting over a three-year period, with the option becoming exercisable on the one-year anniversary of the date of the award with respect to one-third of the shares covered thereby and the balance vesting over the following two years in a manner prescribed by the Compensation Committee. Such options, to the extent outstanding, shall also provide for full vesting (exercisability) in the event of a change in control (within the meaning of the Share-based Compensation Plan). The terms and conditions of each LTIP Bonus and stock option shall be set forth in writing at the time such LTIP Bonus is awarded. The Executive may also be awarded such additional performance-based grants in the discretion of the Compensation Committee. Notwithstanding the foregoing, to the extent that the option grants contemplated by this Section 3(e) would exceed limitations set forth in the Company’s Share-based Compensation Plan (or successor plan), then the Compensation Committee shall, in good faith, substitute alternative equity awards (or cash) in lieu of such excess options.

The Company’s recoupment policies (the “VF Clawback Policy”) shall apply to all Short-Term Incentives, Long Term Incentives, bonuses, and awards payable to the Executive under this Agreement. If the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, may be recovered to the extent the payments made exceed the amount that would have been paid as a result of the restatement. Additionally, without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Clawback Rule”) and any implementing regulations or policies thereunder or as is required by applicable law or stock exchange listing conditions.

f)
Fringe Benefits. Any benefits to which the Executive becomes entitled under any employee benefit plan, retirement plan, (including without limitation any profit sharing/401(k) plan and deferred compensation plan), share-based compensation plan and other fringe benefits plan (including without limitation, medical, dental, group life – including accidental death and dismemberment and business travel insurance plans and programs) from time to time in effect for full time salaried employees of the Village Farms Group generally; provided, however, that the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable policies of the Village Farms Group and to action by the Board or the Compensation Committee provided in or contemplated by such plan. Nothing contained in this Agreement shall impair the right of the Board, the Compensation Committee or any other committee, group or person concerned with the administration of such plan to exercise in good faith the full discretion reposed in them by such plan.

Such additional benefits may be generally made available from time to time by the Company and the Village Farms Group for the benefit of executives of the Executive’s level or its employees generally.

g)
Business Expenses. Reimbursement by the Company or another member of the Village Farms Group, subject to such requirements with respect to substantiation and documentation as may be reasonably specified by the Board or a committee thereof, for all reasonable and necessary travel and other business expenses incurred by the Executive in the performance of his duties hereunder.

h)
Vacation. Six (6) weeks per calendar year to be taken at the same time as any vacation entitlement the Executive may have pursuant to any employment agreement the Executive may have with any other member of the Village Farms Group. The Executive shall not be entitled to payments in lieu of vacation time, nor may accrued vacation time in excess of one (1) week be carried over from year to year without advance written approval of the Compensation Committee.

i)
Personal Days, Etc. The Executive will be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its senior executives.

SECTION 4.
Termination

Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment with the Company shall terminate upon the occurrence of any one or more of the following events:

a)
Death. In the event of the Executive’s death (“Death”), this Agreement and the Executive’s employment with the Company shall automatically terminate on the date of Death.

b)
Disability. If the Executive, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of his duties for a continuous period of ninety (90) days (“Disability”), either the Company or the Executive may terminate the Executive’s employment under this Agreement; provided, however, that return to work for brief periods, not exceeding five three-day periods during the 90-day period, shall not be deemed to have eliminated the continuity of the 90-day period. If any question arises as to whether the Executive has become so disabled as to be unable to perform his duties due to physical or mental illness, the Executive shall submit to an examination by a physician selected by the mutual agreement of the Company and the Executive, at the Company’s expense. The decision of the physician shall be certified in writing to the Company, shall be sent by the Company to the Executive or the Executive’s representative, and shall be conclusive for purposes of this Agreement. If within twenty (20) days after the Company’s request, the Executive shall fail to submit to a physical examination, a determination by the Compensation Committee or the Board as to the Executive’s Disability for purposes of this Agreement shall be conclusive. Any compensation payable to the Executive under this Agreement due to Disability shall be reduced by the amount of any disability payments the Executive receives as a result of Disability policies on which the Company has paid premiums.

c)
Termination by the Company for Cause. This Agreement may be terminated by the Board on behalf of the Company for Cause (as defined herein), by notice to the Executive shall set forth the reasons for termination. The following acts or omissions by the Executive shall constitute “Cause” for immediate termination of this Agreement: (i) conduct by the Executive constituting a felony or other crime involving dishonesty, theft or an act of moral turpitude; (ii) conduct of the Executive which is materially injurious to the Village Farms Group, monetarily or otherwise; (iii) an act or acts of dishonesty by the Executive involving the Village Farms Group; (iv) willful and repeated refusal or failure of the Executive to perform his duties hereunder; or (v) a material breach by the Executive of any of the material provisions of this Agreement and failure of the Executive to cure same within thirty (30) days after notice thereof to the Executive; provided, however, that no such notice shall be required if the same breach occurs by the Executive after the initial breach has been cured.

d)
Termination by the Company Without Cause. The Executive’s employment under this Agreement may be terminated by the Board without Cause (“Without Cause”) effective on ninety (90) days’ notice to the Executive.

e)
Voluntary Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive (“Voluntary Termination”) effective on thirty (30) days’ notice to the Chairman and to the Board.

f)
Termination for Good Reason by Executive. The Executive may affect a termination for Good Reason (as defined herein) at any time upon thirty (30) days’ notice to the Board of such intention, provided that such notice is given within ninety (90) days after the event alleged to be the basis for Good Reason occurs. The Good Reason termination shall be effective as of the date set forth in such notice. At the sole discretion of the Board, the Executive’s attendance during the notice period may not be necessary. For purposes of this Agreement, “Good Reason” shall mean (i) a change materially adverse to Executive in the nature or scope of his position, authorities, powers, functions, responsibilities (including reporting responsibilities) or duties continuing for more than ten (10) days after notice thereof from the Executive; (ii) the Company’s material breach of any material provision of this Agreement continuing for more than ten (10) days after notice thereof from the Executive; (iii) the Executive’s primary office location is moved to a location which would result in more than thirty-five (35) miles additional commute for the Executive, other than if the Executive initiated the change in location; or (iv) a Change in Control which means, for purposes of this Agreement, unless the Executive is offered employment by the acquiring company and the terms of such employment would not constitute Good Reason under subsections (i), (ii) or (iii) hereunder, the occurrence of:

i.
Any consolidation or merger of the Company, VFLP or VF Canada GP, Inc. in which any of the Village Farms Group is not continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company or VFLP, shall be controlled by another entity (other than any member of the Village Farms Group);

ii.
Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all the assets of the Company, VFLP or VF Canada GP, Inc.;

iii.
Approval and consummation by the stockholders of the Company, VFLP or VF Canada GP, Inc. of any plan or proposal for the liquidation or dissolution of the Company, VFLP or VF Canada GP, Inc. unless such plan or proposal provides that all the assets of the Company, VFLP or VF Canada GP, Inc. as applicable, are transferred to any of the Village Farms Group upon such liquidation or dissolution; or

iv.
Any entity (other than any member of the Village Farms Group) acquires (directly or indirectly) more than 50% of the voting securities of the Company, VFLP or VF Canada GP, Inc.

g)
Termination Benefits. If the Executive’s employment is terminated due to Cause or Voluntary Termination (other than for Good Reason), the Village Farms Group’s obligation to make Salary payments and to provide any other benefits or entitlements to the Executive under Section 3 of this Agreement shall cease upon the last day of employment.

If the Executive’s employment is terminated due to Death or Disability, the Village Farms Group shall continue to make Salary payments at the Executive’s then-current Salary (or to the Executive’s heirs in the case of Death), reimburse Executive (or Executive’s heirs in the case of Death) for expenses incurred prior to such Death or Disability (as described in 4(g)(ii) below), and benefits (as described in 4(g)(iii) and (iv) below) shall continue in the event of Disability, and to the extent then applicable to heirs of the deceased in the event of Death, until the end of the current Term or twelve (12) months, whichever is greater.

If the Executive’s employment is terminated by the Company Without Cause (including as a result of the Company’s issuance of a notice of non-renewal of the Term pursuant to Section 2), or is terminated by the Executive for Good Reason, the Executive shall be entitled to receive, as liquidated damages, the following payments and benefits, subject to, in the case of items (i) and (iv) below, the Executive’s execution and timely return to the Company of a release of claims in a form consistent with the Company’s standard form of release for employees receiving severance:

i.
A lump sum severance payment in an amount equal to three times the Executive’s then-current Salary (such amount, the “Severance Pay”), payable within thirty (30) days of the Executive’s last day of employment. Notwithstanding the foregoing, if the Executive is a “specified employee” (as defined under Section 409A of the Code), such payment shall not be made until the first payroll date to occur following the six-month anniversary of the last day of the Executive’s employment;

ii.
A pro rata portion of any STIP Bonus that would otherwise have been earned by the Executive for the calendar year of termination, based on the number of days during such year that Executive was employed by the Company, payable at the time such STIP Bonus would have been paid had the Executive’s employment not terminated;

iii.
Any unpaid reimbursable expenses outstanding as of the date of termination;

iv.
All benefits, if any, that had accrued to the Executive through the date of termination under the plans and programs in which the Executive participated as an executive of the Company, in the manner and in accordance with the terms of such plans and programs; and

v.
Continued participation on the same basis (including without limitation, cost contributions) as the other senior executives of the Village Farms Group in all, medical, dental and life insurance coverage in which the Executive was participating on the date of termination for a period of period of eighteen (18) months to the extent such continued participation is permitted under the plans and policies providing for such coverage. With respect to medical and dental coverage, such coverage shall be provided, if elected by the Executive, pursuant to “COBRA” coverage; provided that the Company will either waive the premium costs for such coverage or reimburse the Executive for the cost of such premiums. The Company may modify its obligation to provide such benefits to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by the Company in its discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

SECTION 5.
Nondisclosure, Inventions and Noncompetition
a)
Nondisclosure and Inventions.

Definitions. For purposes of this Section 5, the following terms shall have the meanings set forth below.

“Competitive Business” means any business engaged in providing products and services competitive with those products and services offered by any member of the Village Farms Group at the time of termination of Executive’s employment.

“Confidential Information” means all information relating to any member of the Village Farms Group and their respective customers and suppliers considered by any member of the Village Farms

Group to be confidential including, without limitation, (a) business plans, research, developments and marketing strategies, customer names and lists, employee names and information, product and service prices and lines, processes, designs, ideas, formulae, methods, financial information, costs, supplies, pricing information, computer programs, procedures, processes, methods, systems, strategies, production methods and (b) the Inventions and Trade Secrets (as defined below). “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by the Executive, (ii) already lawfully in the Executive’s possession at the time of disclosure by the Company as evidenced by the Executive’s written records, (c) disclosed to the Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual, or other duty to any Related Companies, or (d) required by law, rule, regulation or court order to be disclosed.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions, and improvements relating to the business of any member of the Village Farms Group, whether or not patentable, conceived of or made by Executive at any time, whether before, during, or after business hours, or with the use of the facilities of any member of the Village Farms Group, materials, or personnel, either solely or jointly with others after the Effective Date and during Executive’s employment by the Village Farms Group.

“Trade Secrets” means any and all technology and information relating to businesses of the Company or any Related Companies or their respective patents, methods, formulae, software, algorithms, financial models, know-how, designs, products, processes, services, research development, inventions, systems, engineering, and manufacturing which have been designated and treated as trade secrets by the Company or any Related Companies and which provide competitive advantage to the Company or any Related Companies.

b)
Confidentiality; Company to Own Inventions.
i.
Receipt of Confidential Information. The Executive acknowledges that during Executive’s employment as an Executive of the Village Farms Group and as a result of the confidential relationship with the Village Farms Group established thereby, the Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Village Farms Group.

ii.
Nondisclosure. During the Executive’s employment as an executive of the Village Farms Group and for two (2) years after termination thereof, regardless of the reason for the termination, the Executive shall in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, or disclose to any third party (other than in the furtherance of the business purposes of the Village Farms Group) all Confidential Information; provided however, that the foregoing obligation with respect to Confidential Information consisting of customer names shall cease at such time as the Executive’s obligations under Section 5(b)(i) cease. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude the Executive from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Executive from exercising any protected right afforded the Executive under applicable law, including the ability to receive an award for information provided to a governmental body.

iii.
Disclosure and Ownership. The Executive shall inform the Company promptly and fully of all Inventions by a written report, setting forth in detail a description of the invention, the procedures used, and the results achieved. All Inventions shall be and remain the sole property of the member of the Village Farms Group designated by the Board. The Executive promptly shall execute and deliver to the designated member of the Village Farms Group any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to such designated member of the Village Farms Group including, without limitation, assignments of all patents, trademark and copyright and waiver of any moral rights satisfactory to the Company. Upon request of the Company or the designated member of the Village Farms Group, during and after the Executive’s employment with the Company, the Executive shall execute patent and copyright applications and any other instruments, reasonably deemed necessary by the Company or the designated member of the Village Farms Group for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and foreign countries based on such Inventions; provided, however, that if the Executive takes any action in connection with the foregoing obligation after the Executive’s employment with the Village Farms Group is terminated, the designated member of the Village Farms Group shall compensate the Executive at a reasonable rate to be agreed upon by the parties and shall promptly reimburse the Executive for any expenses incurred in satisfying such obligation.

iv.
Works for Hire. To the extent the Inventions consist of original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment, and which are protectable by copyright, the Executive acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

v.
Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act. An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

c)
Noncompetition. In consideration of the Executive’s employment with the Company and in consideration of this Agreement, the Executive hereby covenants as follows:

i.
Covenants. Without the prior written consent of the Board, during the Executive’s tenure as an executive of the Village Farms Group and for thirty-six (36) months after leaving the employment of the Village Farms Group, whether voluntarily or involuntarily, the Executive shall not directly or indirectly, personally, by agency, as an employee, through a corporation, partnership, limited liability company, or by any other entity, artifice, or device:

a.
own, manage, operate, control, employ or have any financial interest in or consult to, or lend the Executive’s name to any enterprise, Company, or other entity engaged in a Competitive Business;

b.
assist others in engaging in any Competitive Business in the manner described in the foregoing clause;

c.
solicit or service in any way in connection with or relating to a Competitive Business, on behalf of the Executive or on behalf of or in conjunction with others, any supplier, client, customer, or prospective supplier, client, or customer, who had been serviced by any member of the Village Farms Group in the three year period immediately preceding the date of termination, or any prospective supplier, client, or customer to whom a formal business presentation or substantiated offering of services had been made by the Executive within the 12 months immediately preceding the date of termination; or

d.
actively solicit or induce employees of any member of the Village Farms Group to terminate their employment with such member of the Village Farms Group or engage in any Competitive Business;

The covenants in Section 5(b)(i) shall be specifically enforceable. However, the covenants in this Section 5(b)(i) shall not be construed to prohibit the ownership of not more than five percent (5%) of the equity of any publicly held entity engaged in a Competitive Business, so long as the Executive is not otherwise engaged with such entity in any of the other activities specified in clauses (a) through (d). Notwithstanding the foregoing, if the severance payment provided for in Section 4(g) is required to be made to the Executive and such payment is not made within 15 business days following the date on which the Company (by notice to the Chairman of the Board) is given notice by the Executive that payment was not timely made, then the Executive’s obligations under this Section 5(b) shall terminate.

ii.
Severability of Covenants. For purposes of this Section 5(b), the Executive and the Company intend that the above covenants-not-to-compete shall be construed as separate covenants, one for each activity and each geographic area. If one or more of these covenants are adjudicated to be unenforceable, such unenforceable covenants shall be deemed eliminated from this Section 5(b) to the extent necessary to permit the remaining separate covenants to be enforced.

SECTION 6.
Conflicting Agreements

The Executive represents and warrants that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with the Agreement, and that he will not disclose to any member of the Village Farms Group, nor use for the benefit of any member of the Village Farms Group, any trade secrets or confidential information that are the property of any former employer or employers.

SECTION 7.
Indemnification

The Village Farms Group shall indemnify the Executive for acts undertaken as an officer, director or agent of the Village Farms Group to the fullest extent provided under applicable law. The Company or another member of the Village Farms Group will obtain officer and director liability insurance in an amount believed by the Board to be reasonable to the extent that such insurance can be obtained at commercially reasonable rates.

SECTION 8.
Assignment
a)
Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable (i) by the Executive without the prior written consent of the Company, or (ii) by the Company without the prior written consent of the Executive, except that the Company may assign its rights hereunder in connection with the sale or disposition of the business and assets of the Company as a whole or in part.

b)
No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or assignment by operation of law; and any attempt, voluntary or involuntary, to affect such action shall be void and of no effect.

SECTION 9.
Binding Agreement

This Agreement shall be binding upon the Company and inure to the benefit of the Company and the Executive and any of their respective successors and permitted assigns, and any such successor or permitted assignee shall be deemed to be substitutes for the Company or the Executive, as the case may be, under the provisions of this Agreement.

SECTION 10.
Severability

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

SECTION 11.
Notice

All notices or other communications which are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects only if given in writing and delivered in person, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to (i) with respect to notices to the Company, the current address of the Company’s principal office (Attn: Chairman of the Board), and (ii) with respect to notices to the Executive, the current home address of the Executive (as indicated in the Company’s records). Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail.

SECTION 12.
Waivers

The failure of any Party to require the performance of any term or obligation of the Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

SECTION 13.
Entire Agreement

This Agreement constitutes the entire understanding of the Executive and the Company with respect to the Executive’s employment. As of the Effective Date, this Agreement supersedes any prior agreement or arrangement with the Village Farms Group, including without limitation the Prior Agreement. No modification or waiver of any provisions of this Agreement shall be made unless made in writing and signed by the Executive and by such other person on behalf of the Company as the Board may designate for such purpose.

SECTION 14.
Governing Law

The interpretation, construction and application of this Agreement shall be governed by the internal laws of the State of Florida without application of any conflict of law principles.

SECTION 15.
Arbitration

Any controversy or claim arising out of or related to this Agreement (except for equitable or injunctive actions pursuant to Section 5 above, or claims by the Executive for workers’ compensation or unemployment compensation) shall be settled by arbitration in Trenton, New Jersey, under the Commercial Rules of the Arbitration Association in effect at the time such controversy or claim arises (the “Rules”) by one arbitrator appointed by the American Arbitration Association in accordance with the Rules, the arbitrator also apportioning the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should any party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of said party, and such decision shall the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of that party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the party against whom enforcement is sought shall bear the expenses, including attorney’s fees, of enforcement.

The Company and Executive acknowledge that it is the intention of the parties that this Section 15 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Executive’s employment or termination thereof. THE COMPANY AND EXECUTIVE KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL BE INSTEAD OF ANY CIVIL LITIGATION, MEANING THAT THE EXECUTIVE AND THE COMPANY ARE EACH WAIVING ANY RIGHTS TO A JURY TRIAL.

SECTION 16.
409A Compliance
a)
This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with Company for purposes of Section 4 hereof unless Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

b)
All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c)
The Executive acknowledges that, while the Parties endeavor to have the Agreement comply with the requirements of Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive.

SECTION 17.
Code Section 280G

If any amounts or benefits provided for in this Agreement, when aggregated with any other payments or benefits payable or provided to the Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 5 that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this Section 17, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise tax, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. To the extent any reduction in Total Payments is required by this Section 17, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to the Executive.

SECTION 18.
Recoupment

The Company’s recoupment policies shall apply to all bonuses and awards payable to the Executive under this Agreement. If the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, may be recovered to the extent the payments made exceed the amount would have been paid as a result of the restatement. Additionally, without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations or policies thereunder or as is otherwise required by applicable law or stock exchange listing conditions.

SECTION 19.
Captions

The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

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The Parties have signed, sealed and delivered this Employment Agreement as of the date signed below.

By: Village Farms International, Inc.

By:/s/ John McLernon

John McLernon

Independent Director

Board Chair

Corporate Governance & Nominating Committee

By:/s/ Christopher Woodward

Christopher Woodward

Independent Director

Compensation Committee Chair

Audit & Risk Committee

Corporate Governance & Nominating Committee Chair

Executive:

/s/ Michael A. DeGiglio

Michael A. DeGiglio